Ramirez Asset Management, Inc.
Code of Ethics
2023

INTRODUCTION

A.REQUIREMENT FOR CODE OF ETHICS
In accordance with SEC Rule 204A-1 under the Investment Advisers Act of 1940, all registered investment advisors must establish, maintain and enforce a written code of ethics. The requirements of SEC Rule 204A-1 (“Investment adviser codes of ethics” or “Code of Ethics Rule”) at a minimum, includes the following:
•Adoption of Code of Ethics
The investment adviser code of ethics must set forth the standards for each supervised person of the adviser that require compliance with Federal securities laws, reflection of their fiduciary obligations, reporting of personal securities transactions and holdings by access persons, and provisions for supervised persons to report violations of the code of ethics to the designated chief compliance officer. The code of ethics requires that each supervised person provides the adviser with a written acknowledgment of their receipt of the code of ethics and any amendments.
• Reporting Requirements
The investment adviser code of ethics must set forth reporting requirements whereby access persons must report their personal securities holdings and transactions within required timeframes. Exceptions from reporting are also specified in the Code of Ethics Rule.
•Pre-approval of certain investments.
The code of ethics must set requirements for access persons to obtain prior approval before acquiring ownership in any security in an initial public offering or in a limited offering. The adviser will also set forth access person pre-approval requirements for reportable securities under the Code of Ethics Rule.
B. SCOPE

Ramirez Asset Management, Inc. (“RAM” or the “firm”) has adopted this Code of Ethics (the “Code”) to set forth the standard of business conduct required of its supervised persons in maintaining the client’s best interest, avoiding conflicts of interest and deterring wrongdoing by promoting honest and ethical conduct. RAM supervised persons are covered by the Code. The Investment Advisers Act of 1940 defines supervised persons as “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment advisor and is subject to the supervision and control of the investment advisor.”

In addition, RAM serves as an investment adviser to two mutual funds (each a “Fund”) that are series of Advisor Managed Portfolios (“AMP”). As such, RAM has adopted and is subject to the AMP Trust Policies and Procedures, which includes compliance with the Code of Ethics Rule 17j-1 of the Investment Company Act of 1940.

The Code promotes the following:

•Full, fair, accurate, timely and understandable disclosure in reports and documents that RAM files with the SEC and in other public communications made by the Adviser.

•Compliance with applicable laws, rules and regulations by the Adviser and its supervised persons;

•The prompt internal reporting of violations of the Code to the Chief Compliance Officer (“CCO”) or other appropriate person identified in the Code; and

•Accountability for adherence to the Code.

•Recordkeeping requirements.

STANDARDS OF BUSINESS PRACTICE

A. REQUIRED CONDUCT

All RAM employees are required to follow the laws, rules, regulations and policies governing the Investment Adviser and its service providers. RAM employees are not permitted:

•To employ any device, scheme or artifice to defraud a client or Fund in any manner;

•To mislead a client or Fund, including by making a statement that omits or misrepresents material facts;

•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client or Fund;

•To engage in any manipulative practice with respect to such client or Fund;

•To engage in any manipulative practice with respect to securities, including price manipulation; or,

•To misrepresent material facts about RAM to win new business, such as in Request for Proposals (RFPs) or in sales pitches/decks, or in any other firm marketing materials or advertising;

•To make any untrue statement of a material fact to a client or Fund or omit to state a material fact necessary in order to make the statements made to a client or Fund, in light of the circumstances under which they are made, not misleading; or

•To benefit directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client or Fund.

B.FIDUCIARY RESPONSIBILITY

RAM supervised persons have a fiduciary duty to their clients. As a fiduciary, each supervised person must act for the benefit of the client, to the exclusion of any contrary interest. RAM supervised persons must ensure that the investment advice they provide is suitable in light of their client’s objectives needs and circumstances.

Reasonable care and judgment must be used to achieve and maintain independence and objectivity. Supervised persons are required to refrain from trading, either personally or on behalf of others, while in possession of material nonpublic information and are strictly prohibited from communicating material nonpublic information to others in violation of the law. All personal securities transactions should be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest, the appearance of a conflict of interest or any abuse of an individual’s position of trust and responsibility with any client or a Fund.

Supervised persons must not engage in any professional conduct involving dishonesty, fraud, manipulation with respect to securities, including price manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Full and fair disclosure of all material facts to must be made to clients and prospective clients. All conflicts of interest must be avoided or disclosed fully and frankly. Clients’ assets may never be used for the benefit of RAM, any RAM supervised person or other RAM clients.

All information concerning the identity of security holdings and financial circumstances of clients or a Fund is confidential. Supervised persons of RAM will not disclose information to outside parties regarding a customer’s identity, financial standing, security holdings and advice furnished to the client or a Fund by the firm.

RAM supervised persons owe their customers a duty to act with the utmost honesty, integrity and professionalism in all aspects of conduct whether or not they are outlined in the Code. All RAM supervised persons will be subject to the Code. Failure to comply with the Code may result in disciplinary actions, including termination of employment.

The Code is reviewed, at a minimum, annually and amended as deemed necessary by the firm. All supervised persons will receive a new copy of the Code and will acknowledge in writing the receipt of the each new amendment.

PERSONAL TRADING REQUIREMENTS
A.INTRODUCTION

A most important component of the firm’s Code of Ethics are the requirements for the personal trading activities of RAM supervised persons. All supervised persons are subject to the personal trading policy identified in this section.
Please note that RAM utilizes the third party platform, ComplySci, to electronically capture all supervised persons outside securities holdings and trading activities.
The firm relies on the quarterly reporting exemption under the Code of Ethics Rule. This exemption states that quarterly reports are not required…“if the report would duplicate information contained in broker trade confirmations or account statements that you hold in your records so long as you receive the confirmations or statements no later than 30 days after the end of the applicable calendar quarter”. Such information is received by RAM via an electronic feed to the third party platform within the required timeframe.
IMPORTANT - Please note: As the electronic feed from the outside broker used for your personal account may take a period of time to establish, in the interim you will be asked to provide Compliance with physical copies of your quarterly brokerage statements until such time that electronic receipt is confirmed.
This Section breaks down the requirements for personal trading activities of all RAM supervised persons, identifies the additional requirements applicable to identified RAM Access Persons, and describes the supervision and oversight process.

B.REQUIREMENTS FOR ALL SUPERVISED PERSONS

1. Account Disclosure and Initial Holdings Reports
The outside securities accounts of all RAM supervised persons must be disclosed to Compliance. To assist in this process, RAM utilizes ComplySci as its electronic platform to maintain such records. This policy applies to all RAM supervised persons and their immediate family living in the employee’s household, and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Exceptions to this disclosure requirement are mutual fund-only accounts (i.e. where no other investments besides the family of funds can be purchased), 529 Plans, and 401-K accounts with current or former employers. Initially, upon employment, all supervised persons are required to complete an Initial Holdings Report within 10 days of their initial employment in order to disclose their personal and related accounts and holdings in accordance with the Code of Ethics. RAM requests that supervised persons provide their outside account information and a copy of their most recent brokerage account statement(s) with securities holdings information to comply with this requirement. A user account is set up on ComplySci by Compliance for each supervised person with outside securities holdings and thereafter, supervised persons must maintain and keep current their outside securities account information in the ComplySci platform. The information for all new account requests must be entered by the supervised person into ComplySci. Compliance receives notification of such requests and upon acceptance, contacts the holding brokers to ensure that they provide RAM with the associated securities transaction and holdings information via an electronic feed through ComplySci. [Note: Activity for any RAM supervised persons’ accounts held at affiliate Ramirez & Co. is obtained via internal reporting and not through ComplySci.]

2. Securities Transactions
RAM supervised persons are prohibited from buying or selling securities for themselves that RAM transacts for its customers when such transactions are adverse to the interest of our clients. RAM prohibits Non-Access supervised persons with access to nonpublic information regarding RAM client activity, from buying or selling securities for their own personal accounts prior to the RAM investment team transacting in the same securities for a client’s portfolios (i.e. the firm prohibits the front running of client orders.)

3. Restricted List
Samuel A. Ramirez & Co., Inc. (“Ramirez & Co.”) is a broker-dealer affiliate of RAM. Ramirez & Co. and RAM have implemented information barriers between each other. However, in an effort to avoid any real or perceived conflicts, RAM supervised persons are also included on all updates to the Ramirez & Co. Restricted Trading List, which may be periodically distributed by the firm (e.g., at the time of publication, Ramirez & Co. has no personal trading restrictions on any securities). Based on the nature of the restriction, trading may be limited or prohibited in the corresponding security on the list. RAM employees must confirm that all restrictions have been lifted on the security before engaging in transactions for their personal accounts.

4. Initial Public Offerings/Primary Offerings
RAM employees are prohibited from purchasing equities in an initial public offering (IPO), fixed income securities in a primary offering, or any limited securities offerings without prior written approval. All RAM employees are strictly prohibited from purchasing any IPOs or primary offerings through affiliated broker-dealer, Ramirez & Co.; or purchase such securities in which Ramirez & Co. is engaged in as an underwriter through another unrelated dealer (i.e., this prohibition prevents all RAM employees from purchasing securities in a deal in which Ramirez & Co. is involved; once such securities are trading in secondary market they are free to trade unless otherwise prohibited by the Code of Conduct or any other imposed restriction). Please note: Certain RAM supervised persons also have responsibilities with Ramirez & Co. and as such, they are an associated person of a FINRA member broker-dealer and are strictly prohibited from purchasing any equity IPO’s.

5. Pre-clearance of Outside Investments and Interests
Firm policy prohibits RAM supervised persons from participating in certain outside investments and business activities without prior written approval. Supervised persons must notify and obtain approval from both the CEO and Compliance prior to engaging in any proposed outside investment or outside business activity, including limited offerings. Such limited offerings include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds, to determine whether it would be in conflict with firm policy or applicable laws, rules, or regulations. RAM utilizes the third party platform, ComplySci, for the approval process for all Outside Business Activity (“OBA”) described herein.

6. Annual Certification
On an annual basis, all supervised persons must certify via an Annual Employee Certification (through Quest CE) that all outside securities accounts, holdings, and transaction information is current and maintained in ComplySci at the time of submission. If any inaccuracies exist at that time, the supervised person must explain the inaccuracy and take corrective action, providing all of the necessary holdings and transaction information to Compliance to remediate this deficiency and comply with the Code of Ethics requirements.

Failure to provide accurate information on an Annual Employee Certification is a Code of Ethics violation.

C. ADDITIONAL REQUIREMENTS FOR ACCESS PERSONS

1. Who is an Access Person?
“Access Persons” are supervised persons involved in the RAM investment decision-making process, who have access to nonpublic, pre-trade information regarding purchases or sales of securities in client portfolios. Access Persons are the individuals either making securities recommendations for or executing discretionary transactions in client portfolios, with pre-trade knowledge of such information prior to the investments being made. Since Access Persons are in possession of sensitive information, they have additional requirements beyond those of all other supervised persons of the firm. Among those additional requirements is the mandated pre-clearance, with only a few exceptions, of their personal securities transactions in an effort to avoid potential conflicts of interest and prevent the misuse of material nonpublic information.

2. Access Person Initial Holdings Report
Every RAM Access Person must certify no later than 10 days after the person becomes an Access Person, that all of the securities holdings information that they disclosed to the firm is current and accurate in ComplySci. Such information shall include the name of each of each broker-dealer or bank in which an account where any securities are held for the direct or indirect benefit of the Access Person, along with the account number and account title for each account. The most recent brokerage account statement(s) must be attached to this certification to ensure that the securities holding information is current and as of a date no more than 45 days prior to the date the person becoming an Access Person (or date of employment if employed as an Access Person).

3. Pre-clearance and Reporting Requirements of Access Persons.
Access Persons are required to obtain pre-clearance from the CCO with respect to all personal securities trading with the exception of activities listed below (i.e., excluded transactions). With respect to pre-clearance, the following conditions must be met:

(a) All requests must be made in writing to the CCO prior to engaging in the requested activity. Approval requests may be made via email or through the electronic platform. Once the requested activity has been approved by the CCO, the Access Person may engage in the requested transaction.

(b) The information that must be provided to the CCO for approval are the type of product requested, the issuer, and the time in force on the order to be placed; however, all requested transaction will be assumed to be placed on the date requested unless otherwise specified. Orders may otherwise be requested such as requesting GTC or timed orders but those conditions must be specified. If not specified otherwise, the order will only be good for date for which the Access Person presented it to Compliance for approval.

(c) Access Persons are prohibited from trading in securities for which they are also trading simultaneously for RAM clients. Further, they must specify if they are requesting to trade in a product for which they have purchased or sold for a client account in the previous 5 trade dates or plan on purchasing or selling in the next 5 trade dates (i.e. “5 day rule”).

4. Transactions Excluded from Pre-Clearance Requirement
An Access Person is not required to obtain pre-clearance with respect to the following investments or securities:

(a) Transactions effected for, covered securities held in, any account over which the person has no direct investment decision making or control (e.g. an account managed on a discretionary basis);

(b) Transactions effected pursuant to an automatic investment plan (e.g. automatic dividend reinvestment); or,

(c) Transactions effected in mutual funds, exchange traded funds (ETFs), or in United States Treasury or Agency securities.

5. Access Person Responsibilities
Every RAM Access Person must:
•Maintain accurate and current outside securities account information in ComplySci, the firm’s electronic platform to maintain securities holdings and transaction records.
•Have all new account requests pre-approved by the CCO and entered by the Access Person into ComplySci. Note: Compliance receives notification of such requests and upon acceptance, contacts the holding brokers to ensure that they provide RAM with the associated securities transaction and holdings information via an electronic feed through ComplySci.
•Obtain pre-clearance for all required securities transactions for Access Persons as stated herein.
•Certify on an annual basis via an Annual Employee Certification (through Quest CE) that all outside securities accounts, holdings, and transaction information is current and maintained in ComplySci at the time of submission.

D. SUPERVISION AND OVERSIGHT

All quarterly securities transactions and holdings will be reviewed by the CCO in accordance with firm policy and in keeping with the fundamental guidelines described in this Code. The CCO will sign off electronically to evidence this review. The CCO will also maintain a record of quarterly transaction and holdings reports for all RAM supervised persons.

1.Monitoring and Review of Personal Securities Transactions
The CCO monitors and reviews all reporting required under the Code for compliance with RAM's policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO shall at least annually identify all Access Persons. The CCO may also initiate separate inquiries of employees regarding personal securities trading. Employees are required to cooperate with such inquiries and any monitoring or review procedures employed RAM.

2.Review of Employees’ Securities Transactions and Holdings
The CCO is responsible for reviewing quarterly securities transactions and holdings, as well as ensuring the documentation and completion of Initial Holdings Reports and the Annual Employee Certifications as in fulfillment of RAM’s duty to maintain and enforce its Code. As the reviewer, the RAM CCO’s personal securities transactions must be pre-approved by the Chief Compliance Officer of RAM affiliate, Samuel A. Ramirez & Co., Inc. Similarly, any OBA or political contribution requests, must be approved by the affiliate CCO. *
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*As required, all pre-approval submissions must be made through ComplySci and exemption from approval for specified securities also applies. The RAM CCO, who reports to the RAM Risk Advisory Board, is also registered in the affiliate broker-dealer and subject to FINRA Rule 3210.

When conducting a review of quarterly transactions, the RAM CCO assessment is to cover the following:

(a)Whether Access Persons followed required internal procedures pursuant to the Code, such as receiving pre-clearance for required trades;

(b) A comparison of the personal trading to the Restricted List (if applicable);

(c)An assessment of whether the employee is trading for his or her own account in the same securities that he or she is trading for clients’ accounts, and if so whether RAM client accounts are receiving terms as favorable as the employee takes for himself or herself;

(d)Review employee trading for patterns that may indicate abuse or the potential front running of client orders;

(e)Investigating any substantial disparities between the quality of performance the employee achieves for his or her own account and what he or she achieves for RAM client accounts (if applicable); and,

(f)Investigating any substantial disparities between the percentage of trades that are profitable when the employee trades in similar products for his or her own account and the percentage that are profitable when he or she places trades for RAM client accounts (if applicable).

REPORTING AND ACCOUNTABILITY

A. REPORTING

Under this Code of Ethics, each supervised person is required to report the following to the RAM CCO:

•Any outside employment or business activity or changes to approved outside employment or business activity.

•Disclose all personal brokerage accounts and holdings and thereafter, any changes to such or to request approval to open new accounts.

•Pursuant to federal “Pay to Play” laws (i.e. under Rule 206(4)-5 of the Investment Advisers Act of 1940), all political contributions to any elected and/or appointed and/or official and/or a candidate for political office must pre-cleared by Compliance by providing Compliance the details of proposed contribution, which include date of requested contribution, candidate and office sought, the election cycle (i.e. primary or general), the type of contribution (i.e. cash or other type of contribution such as, in-kind), and whether you are eligible to vote or did vote in candidate’s election. Note: The firm utilizes the ComplySci platform for the approval process for political contributions.
•If in the past ten years, you have been convicted of or pled no contest in a domestic, foreign, or military court to any felony.

•If in the past ten years, you have been charged with a felony.

•If in the past ten years, you have been convicted of or pled guilty or no contest in a domestic, foreign, or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

•If in the past ten years, you have been charged with a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

•If the SEC or the Commodity Futures Trading Commission (CFTC) ever found you to have made a false statement or omission; found you to have been involved in a violation of SEC or CFTC regulations or statutes; found you to have a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted; entered an order against you in connection with investment-related activity; or imposed a civil money penalty on you, or ordered you to cease and desist from any activity.

•If a self-regulatory organization (e.g. FINRA or other authority) or commodities exchange ever found you to have made a false statement or omission; found you to have been involved in a violation of its rules; found you to have a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted; or disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities.

•Upon adoption of the amended Code, or upon becoming a supervised person/new employee, affirm in writing that he or she has received the Code.

•In an Annual Employee Certification, you must affirm in writing that you have (1) read and understood all provisions of the Code; (2) complied with all requirements of the Code; (3) disclosed and confirmed all outside securities accounts, and submitted all securities holdings and transactions as required by the Code; and (4) provided an new attestation on the above-listed disciplinary and legal matters listed in Part 1 of this section. Note: RAM currently utilizes ComplySci as the online third party platform for employee submissions of their Annual Employee Certification, monitoring outside securities accounts, and approval of outside business activities and political contributions. ANY NEW RAM SUPERVISED PERSON WHO BEGINS EMPLOYMENT AFTER THE RAM ANNUAL EMPLOYEE CERTIFICATION HAS BEEN ASSIGNED, WILL RECEIVE THE CERTIFICATION SHORTLY AFTER THEIR START OF EMPLOYMENT ALLOWING FOR SUFFCIENT TIME FOR REQUIRED DISCLOSURES TO BE ENTERED INTO THE COMPLYSCI PLATFORM.

•Should your situation ever change with respect to required disclosures during the course of your RAM employment or prior to your next Annual Employee Certification, you must immediately notify the RAM CCO.

•You must notify the CCO promptly if you know of any violation of this Code. Failure to do so is itself a violation of this Code; and,

•You must not retaliate against any other employee for reports of potential violations that are made in good faith.

•You must ensure that they have provided all required disclosures as described herein and satisfy the ongoing quarterly securities holdings reporting requirements.

•Any misrepresentation on required reporting is a violation of this Code of Ethics.

The CCO is responsible for ensuring receipt of and compliance with the initial and annual employee certifications of receipt and understanding of the Code. The CCO is also responsible for the application of the Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

B. ACCOUNTABILITY

All supervised persons must adhere to all provisions of the Code and shall promptly report to the CCO all apparent violations of the Code.

You are to report, without limitation, the following:

•Noncompliance with applicable federal securities laws, rules and regulations;

•Fraud or illegal acts involving any aspect of the RAM’s business;

•Material misstatements in regulatory filings, internal books and records, client records or reports;

•Activity that is harmful to clients; and

•Deviations from RAM’s controls and procedures that safeguard the client and the company.

Please Note: Failure to report required disclosures or misrepresentations made on required disclosures are both violations of the firm’s Code of Ethics.

RECORDKEEPING

The CCO shall ensure the maintenance of the following records for a period of no less than five (5) years.

•A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•A record of any violation of RAM's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•A record of all acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an employee which shall be retained for five years after the individual ceases to be an employee of RAM;

•A record of all Annual Employee Certifications for each person who is currently, or within the past five years was, an employee which shall be retained for five years after the individual ceases to be an employee of RAM;

•A copy of each report made pursuant to Advisers Act Rule 204A-1, including brokerage records of supervised persons retained in coordination with these reports;

•A list of all persons who are, or within the preceding five years have been, Access Persons;

•A record of any decision and reasons supporting such decision to approve an employee acquisition of securities in IPOs and private placements/limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

The CCO shall report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management. Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.